Exhibit 99.1

Atlantic Union Bankshares Corporation Appoints Rilla Delorier to Board of Directors

Richmond, Va., June 16, 2022 – Atlantic Union Bankshares Corporation today announced that Rilla Delorier has been appointed to its Board of Directors, effective immediately.

“We are excited to welcome Rilla as the newest member of our Board,” said Ronald L. Tillett, Chairman of the Company’s Board of Directors. “Rilla has an extensive background in multiple banking disciplines, including marketing, technology, and strategic planning. She excels in bringing innovation to companies and building a strong customer-centric culture. Her skills will be a great addition to our Board as we continue to transform Atlantic Union Bankshares into the premier mid-Atlantic regional bank.”

Delorier, 55, is currently on the boards of NYMBUS and Coastal Community Bank, based in Everett, Washington. Most recently, she was Chief Strategy and Digital Transformation Officer at Umpqua Bank. Prior to her role at Umpqua, she held roles of increasing responsibility at SunTrust Bank, including leading SunTrust’s Retail Banking Channels and serving as Chief Marketing Officer. Prior to SunTrust, Delorier worked at PNC Bank and Bain & Company consulting.

Delorier has been named one of the top 25 most powerful women in banking by American Banker magazine for multiple years. She also serves on the board of Central City Concern and the investment committee for the Oregon Venture Fund. Delorier received her Bachelor of Science in Marketing and Management from the University of Virginia and has an MBA from the Harvard Business School.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Dixon, Hubard, Feinour & Brown, Inc., which provides investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937